EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements of Stoneridge, Inc. and Subsidiaries listed below of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of Stoneridge, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Stoneridge, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2007:

Registration Number	Description of Registration Statement
333-149436	Form S-8 — Stoneridge, Inc. Amended and Restated Long-Term Incentive Plan
333-127017	Form S-8 — Stoneridge, Inc. Director’s Restricted Shares Plan
333-96953	Form S-8 — Stoneridge, Inc. Director’s Share Option Plan
333-72176	Form S-8 — Stoneridge, Inc. Director’s Share Option Plan
/s/ Ernst & Young LLP
Cleveland, Ohio
March 17, 2008